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[DECHERT LOGO]                                     JANE A. KANTER
                                                   Direct Tel: 202.261.3302
                                                   Direct Fax: 202.261.3333
February 1, 2001                                   Jkanter@dechert.com

EQ Advisors Trust
1290 Avenue of the Americas
New York, New York 10104


Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by EQ Advisors Trust, a Delaware business trust ("Trust"), of the Trust's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933 ("1933 Act") relating to the issuance of shares of beneficial interest, at a par value of $0.01 per share, of the EQ/Bernstein Diversified Value Portfolio (formerly known as the Lazard Large Cap Value Portfolio), a series of the Trust ("Bernstein Portfolio") in connection with the acquisition by the Bernstein Portfolio of all of the assets and the assumption by the Bernstein Portfolio of all of the liabilities of T. Rowe Price Equity Income Portfolio, also a series of the Trust, in exchange for shares of the Bernstein Portfolio ("Reorganization"). The authorized shares of beneficial interest of the Bernstein Portfolio are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Trust's Amended and Restated Agreement and Declaration of Trust, as amended; the Trust's Certificate of Trust and Certificate of Amendment, each as filed with the Secretary of State of Delaware; the Trust's By-Laws; the Registration Statement including the Form of Agreement and Plan of Reorganization; resolutions of the Board of Trustees of the Trust authorizing the Reorganization; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware Business Trust Act governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                                  Very truly yours,


                                                  Dechert


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